Exhibit 99

Middleburg Financial Corporation Announces Fourth Quarter and Year To Date 2003 Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

   jboling@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

  afrazier@middleburgbank.com

MIDDLEBURG, VIRGINIA (January 29, 2004) –Middleburg Financial Corporation (NASDAQ SM – MBRG) reported net income of $8.2 million, or $2.13 per diluted share, for the  year ended December 31, 2003.  This is a 30.2% increase over the $6.3 million, or $1.69 per diluted share, reported for the year ended December 31, 2002.  The return on average assets and return on average equity were 1.78% and 18.32%, respectively, for the year ended December 31, 2003.  All per share amounts have been adjusted to reflect the Company’s two-for-one common stock split in October, 2003.

Net income was $1.8 million or $.47 per diluted share for the quarter ended  December 31, 2003, an increase of  23.7%, compared to $1.5 million or $.39 per diluted share for the same quarter in 2002.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Core Operations	$ 0.49	$ 0.42	$ 2.15	$ 1.78
Security Gains (Losses)	0.01	-	0.07	(0.02)
Amortization Expenses	(0.03)	(0.03)	(0.09)	(0.07)
Net Income Per Diluted Share	$ 0.47	$ 0.39	$ 2.13	$ 1.69

Net Interest Income

Net interest income increased 11.4% from $17.2 million for the  year ended December 31, 2002 to $19.2 million for 2003.  Much of the increase in net interest income is attributable to the decrease in interest expense on deposits year over year.  Earning asset growth of $62.8 million during the year ended 2003 largely offset the decline in asset yields.  The net interest margin was 4.75% for the year ended December 31, 2003, compared to 5.02% for the same period in 2002.   For more information on the calculation of the net interest margin, see the financial summary.

While the Company remains relatively neutral to rising or falling interest rates over the next 12 months, it does expect that the net interest margin will continue to experience a slight degree of margin compression.  Based upon internal interest rate risk models, net interest income could be expected to decrease 1.91%, or approximately $377,000, should interest rates rise 200 basis points over the next 12 month period.

Non Interest Income

Non interest income increased 29.9% to $9.5 million for the year ended December 31, 2003, compared to $7.3 million for 2002.  For the quarter ended December 31, 2003, non interest income decreased 12.5% to $2.0 million, compared to $2.3 million for the same period in 2002.   During 2002 and for the first four months of 2003, mortgage banking income and certain loan fees related to mortgage banking were reported on a gross basis income basis.  All expenses of that department were reported within the non interest expenses. On April 15, 2003, Middleburg Bank acquired a 40% interest in Southern Trust Mortgage, LLC (STM) and as part of the acquisition of STM, Middleburg Bank’s mortgage banking department was transferred to STM.  All earnings of that department after April 30, 2003 are being reported within the equity in earnings from affiliate.  Equity in earnings from affiliate of $1.9 million for the year ended December 31, 2003 is the result of the 40% interest in STM.

The equity earnings in STM added $.08 per diluted share or $457,000 for the quarter ended December 31, 2003 and $.33 per diluted share for the year ended December 31, 2003.  STM closed $187.2 million in loans during the fourth quarter with 70.6% of its production attributable to purchase money financings.  STM also originated and closed $13.2 million in new construction loans during that same period.  In 2003, STM and Middleburg Bank’s mortgage banking department originated and closed $1.2 billion in loans with 51.4% of that production attributable to purchase money financing.  Total loan closings were $869.0 million for the year ended December 31, 2003.  STM expects that production attributable to refinancings, which have leveled off, will continue to decrease slightly in the first quarter of 2004.  This  production decrease, and any decreases associated with the seasonality of home sales, is expected to be offset somewhat by an increase in purchase money financings and new construction loans.

Service charges, which include both deposit fees and certain loan fees, increased 8.6% to $2.1 million for the year ended December 31, 2003, compared to $2.0 million for the year ended December 31, 2002.  Investment advisory fees of $2.1 million for the year ended December 31, 2003 are from Gilkison Patterson Investment Advisors (GPIA), a wholly owned subsidiary of the Company.    GPIA, a registered investment advisor,  was acquired on April 1, 2002 and currently manages approximately $630 million in assets.   Tredegar Trust Company, a wholly owned trust subsidiary, produced  fiduciary fees that increased 15.2% to $1.4 million for the year ended December 31, 2003, compared to $1.2 million for the same period in 2002. Assets under administration at Tredegar grew 27.1% or $83.5 million to $392.0 million at December 31, 2003.  Fiduciary fees are based primarily upon the market value of the accounts under administration.

Investment sales fees increased 47.5% to $901,000 for the year ended December 31, 2003, compared to $611,000 for the year ended December 31, 2002. A strategic decision was made to change the broker dealer clearing provider in the investment services department.  This resulted in a system conversion of client accounts, a number of one-time transitional expenses associated with the conversion, and a short-term decline in revenues for that period.  As a result, this department suffered a loss of $114,000 or $.03 per diluted share during the fourth quarter of 2003. It is anticipated that the new clearing relationship will provide better client service, heightened regulatory control, additional growth opportunities, and improved financial contribution to the company.

The components of non interest income are presented in the table below.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2003	2002	2003	2002

Fees from Deposits & Loans	$ 474	$ 617	$ 2,125	$ 1,961
Mortgage Banking Income	-	625	878	1,935
Fiduciary Fees	366	279	1,362	1,182
Investment Advisory Fees	518	512	2,091	1,544
Investment Sales Fees	56	187	901	611
Equity in Earnings From Affiliate	457	-	1,941	-
Other Income	101	33	201	80
Non Interest Income	$ 1,972	$ 2,253	$ 9,499	$ 7,313

Non Interest Expense

Non interest expense increased 8.5% to $16.8 million for the year ended December 31, 2003, compared to $15.5 million for 2002.  Salaries and employee benefits increased by 9.6% when comparing the years ended December 31, 2003 and December 31, 2002.   During the fourth quarter of 2003, the Company accrued additional salary expense for employees ($127,000 or $.03 per diluted share) that was associated with the Company achieving certain incentive targets.  Additions to staff to support business development, branching and the formation of a wealth management group have contributed to the increase in salaries and employee benefits during 2003.  Net occupancy and equipment expenses increased 22.1% to $2.3 million for the year ended December 31, 2003, compared to $1.9 million for the same period in 2002.   The building expansion program, which includes the operations center and the second Leesburg branch, affected net occupancy and equipment expense year over year.

The components of the non interest expense are presented in the table below.

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
(in thousands)	2003	2002	2003	2002

Salaries and Employee Benefits	$ 2,395	$ 2,412	$ 9,141	$ 8,342
Sales Commissions	50	353	819	1,041
Net Occupancy & Equipment	577	606	2,260	1,851
Advertising	112	87	301	414
Other Operating Expenses	1,152	1,172	4,328	3,879

Non Interest expense	$ 4,286	$ 4,630	$ 16,849	$ 15,527

Total Consolidated Assets

Total assets increased 19.8% to $508.9 million at December 31, 2003 from $425.0 million at December 31, 2002.   Total loans, net of allowance for loan losses, increased 23.0% to $258.1 million at December 31, 2003 from December 31, 2002.  Additional staff, a solid local economy and the relationship with STM contributed to the strong loan growth in 2003.  Non-performing loans decreased to $365,000 or .14% of total loans outstanding at December 31, 2003.   The loan loss provision was $575,000 for the year ended December 31, 2003.  The allowance for loan losses was $2.6 million or 1.01% of total loans outstanding at December 31, 2003.  Net charge-offs were $277,000 for the year ended December 31, 2003, compared to $53,000 for the year ended December 31, 2002.    While net charge-offs increased in 2003, the majority of the increase in the loan loss provision is related to growth in the loan portfolio.

Deposits

Deposits increased 12.2% to $369.1 million at December 31, 2003 from $328.9 million at December 31, 2002.  Based upon June 30, 2003 FDIC Deposit Market Share reports, the Company had 18.2% of the reported $2.0 billion of deposits in Loudoun County, maintaining the number one market share that it has had the past five years.  Securities sold under agreements to repurchase with commercial checking account clients totaled $14.5 million at December 31, 2003.  Federal Home Loan Bank advances were $59.8 million at December 31, 2003.

Equity

Shareholders’ equity was $47.4 million at December 31, 2003, an increase of 14.4% over the December 31, 2002 amount of $41.4 million. The book value of the Company at December 31, 2003 was $12.56 per common share.  Total common shares outstanding were 3,803,102 at December 31, 2003.

During the fourth quarter of 2003, the Company participated in a pooled offering to issue $5.1 million in trust preferred securities.  Trust preferred securities are long-term securities that are treated as Tier 1 capital for regulatory purposes and debt for income tax purposes, with an associated interest deduction for dividends paid.  The Company issued these trust preferred securities to support a branching strategy.  The branching strategy has several tiers, the first of which includes building or buying branches in the Warrenton, Herndon and Sterling areas of Virginia.  These markets are natural extensions of the Company’s current market area.

Also during the fourth quarter of 2003, the board of directors declared a $.19 per common share cash dividend for shareholders of record as of January 7, 2004 and payable on January 23, 2004.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to the Company.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has three wholly owned subsidiaries, Middleburg Bank, Tredegar Trust Company, and Gilkison Patterson Investment Advisors, Inc.  Middleburg Bank serves Loudoun County and western Fauquier County, Virginia with six branches.  Tredegar Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Gilkison Patterson Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
FINANCIAL SUMMARY

(dollars in thousands, except per	For the Quarter Ended			Twelve Months Ended
share data)	December 31,			December 31,
			%			%
	2003	2002	Change	2003	2002	Change
SUMMARY OF OPERATIONS

Interest Income - Loans	$ 4,250	$ 4,025	5.6%	$ 16,599	$ 16,178	2.6%
Interest Income - Investment & Other	2,053	1,967	4.4%	8,182	7,579	8.0%
Interest Expense - Deposits	663	1,210	-45.2%	3,220	4,398	-26.8%
Interest Expense - Other Borrowings	645	385	67.6%	2,356	2,125	10.9%
Net Interest Income	$ 4,996	$ 4,397	13.6%	$ 19,204	$ 17,234	11.4%
Provision for loan losses	150	75	100.0%	575	300	91.7%
Net Interest Income After Provision
for loan losses	$ 4,846	$ 4,322	12.1%	$ 18,629	$ 16,934	10.0%
Non-Interest Income	1,972	2,253	-12.5%	9,499	7,313	29.9%
Net Securities Gains (Losses)	35	5		422	(73)
Non-Interest Expense	4,324	4,630	-6.6%	16,887	15,527	8.8%
Income Before Taxes	$ 2,528	$ 1,950	29.7%	$ 11,663	$ 8,647	34.9%
Income Taxes	711	480	48.0%	3,444	2,335	47.5%
Net Income	$ 1,818	$ 1,470	23.7%	$ 8,219	$ 6,312	30.2%

PER SHARE DATA
Net Income - Basic	$ 0.48	$ 0.40		$ 2.19	$ 1.73	26.2%
Net Income - Diluted	$ 0.47	$ 0.39		$ 2.13	$ 1.69	25.9%
Cash Dividends	$ 0.19	$ 0.15		$ 0.69	$ 0.60	15.0%
Book Value				$ 12.55	$ 11.30
Common Shares Outstanding	3,803,102	3,705,364		3,803,102	3,705,364
Average Shares Outstanding, Basic	3,800,020	1,852,682		3,770,227	1,820,707
Average Shares Outstanding, Diluted	3,925,665	1,886,331		3,866,620	1,862,709

PROFITABILITY RATIOS
Return on Average Assets	1.50%	1.41%		1.78%	1.62%
Return on Average Equity	15.58%	14.60%		18.27%	17.24%
Net Interest Margin (tax equivalent basis)	4.70%	4.85%		4.75%	5.02%
Efficiency Ratio (1)	63.53%	67.31%		57.00%	60.93%
Dividend Payout	39.18%	37.84%		31.65%	34.62%

CAPITAL RATIOS
Leverage Ratio				11.22%	10.56%
Risk-Based Capital Ratios
Tier 1 Capital Ratio				14.27%	14.80%
Total Capital Ratio				15.54%	15.63%
Equity to Assets				9.30%	9.74%
Tangible Equity to Tangible Assets				8.11%	8.25%
Loans to Deposits				69.56%	64.47%

ASSET QUALITY
Non-Performing Loans				$ 365	$ 1,053	-65.3%
Loans Past Due 90 Days or More				15	643
Allowance for Loan Losses				2,605	2,307	12.9%
Net Charge-offs	25	7	-457.1%	277	53	422.6%
Non-Performing Loans to Loans				0.14%	0.50%	-71.9%
Allowance for Loan Losses to Loans				1.01%	1.09%	-7.2%
Net Charge-offs to Average Loans	0.01%	0.00%		0.12%	0.03%	-50.0%
Allowance for Loan Losses to
Non-Performing Loans				713.70%	219.09%	225.8%

AVERAGE BALANCES
Investment Securities Portfolio	$ 173,969	$ 147,061	18.30%	$ 168,262	$144,850	16.16%
Loans	254,334	210,736	20.69%	236,137	207,905	13.58%
Earning Assets	439,943	382,603	14.99%	423,789	360,984	17.40%
Assets	483,552	417,054	15.94%	463,010	389,933	18.74%
Deposits	359,676	318,880	12.79%	352,248	295,852	19.06%
Stockholders' Equity	46,676	40,271	15.90%	46,782	36,602	27.81%

SELECTED FINANCIAL DATA AT PERIOD END
Investment Securities Portfolio				194,581	163,673	18.88%
Loans, net of allowance for loan losses				258,112	209,800	23.03%
Earning Assets				465,048	392,147	18.59%
Assets				508,939	424,974	19.76%
Deposits				369,066	328,903	12.21%
Stockholders' Equity				47,327	41,410	14.29%

(1)

The efficiency ratio is computed by dividing non-interest expense by the sum of tax equivalent net interest  income using a 34%

rate and non-interest income excluding gains or losses on the investment portfolio.  The net interest margin is computed by dividing tax equivalent net interest income by average assets.  This is a financial measure not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency.  Comparison of our net interest margin and efficiency ratio with those of other companies may not be possible because other companies may calculate these ratios

differently.   The Company, in referring to its net income, is referring income under generally accepted accounting principles, or "GAAP".

For the year ended December 31, 2003 and 2002, the tax equivalent net interest income was $20.1 million and $18.3 million, respectively.

  For the quarter ended December 31, 2003 and 2002, the tax equivalent net interest income was $5.2 million and $4.6 million, respectively.